Exhibit (g)(2)

AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

THIS AMENDMENT dated December 27, 2007 (“Amendment”) is made to the Custodian Services Agreement between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware (“PFPC Trust”), and WILSHIRE MUTUAL FUNDS, INC., a Maryland corporation (the “Fund”), dated June 13, 2005 (the “Agreement”).

BACKGROUND

A.	The terms of the Agreement permit the amendment of the Agreement.

B.	The Fund and PFPC Trust desire to amend certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Fund and PFPC Trust agree that as of the date first referenced above, the Agreement shall be amended as follows:

1. Section 13(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f)	Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 14(h)(ii)(B)(4) and Section 14(h)(iii)(A) of this Agreement), the Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or other assets maintained under this Agreement or in respect of any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Fund shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

2. In Section 13(h) of the Agreement, the words “or co-service providers” are hereby added immediately after the word “predecessors.”

3. Section 14(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)	Delivery of the Property. The Fund will deliver or arrange for delivery to PFPC Trust all the assets for which PFPC Trust will serve as custodian under this Agreement. PFPC Trust will not be responsible for any assets until actual receipt. With respect to the 130/30 Equity Core Fund, notwithstanding anything in this Agreement to the contrary PFPC Trust’s responsibilities shall be limited to the cash received by PFPC Trust from time to time from the Fund with respect to such Portfolio (and without limitation of the foregoing limitation of responsibilities set forth in this sentence, PFPC Trust’s responsibilities with respect to the 130/30 Equity Core Fund shall not include activities involving or relating to portfolio securities or other portfolio investment items).

4. In the second paragraph of Section 14(c)(i) of the Agreement, the words “sub-section (c)” are hereby replaced with the word “Agreement.”

5. In Section 14(m) of the Agreement, the words “Property has” are hereby replaced with the words “assets have.”

6. Schedule A to the Agreement is hereby amended and restated in its entirety as set forth in Schedule A attached to this Amendment.

7. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control with respect to matters set forth herein.

8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

9. The undersigned hereby represents and warrants to PFPC Trust that (i) the terms of the Agreement (as amended hereby), (ii) the fees and expenses associated with the Agreement (as amended hereby), and (iii) any benefits accruing to PFPC Trust or to the adviser or sponsor to the Fund in connection with the Agreement (as amended hereby), including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC Trust to such adviser or sponsor or any affiliate of the Fund relating to the Agreement (as amended hereby) have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of the Agreement (as amended hereby), any such fees and expenses, and any such benefits.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

PFPC TRUST COMPANY

By:	/s/ Edward A. Smith, III
Name:	Edward A. Smith, III
Title:	Vice President and Senior Director

WILSHIRE MUTUAL FUNDS, INC.

By:	/s/ Lawrence E. Davanzo
Name:	Lawrence E. Davanzo
Title:	President

SCHEDULE A

This Schedule A, dated as of December 12, 2007, is Schedule A to that certain Custodian Services Agreement dated as of June 13, 2005 by and between PFPC Trust Company and Wilshire Mutual Funds, Inc.

Large Company Growth Portfolio

Large Company Value Portfolio

Small Company Growth Portfolio

Small Company Value Portfolio

Dow Jones Wilshire 5000 Index Portfolio

Wilshire 130/30 Equity Core Fund

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